Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Audience, Inc. of our report dated March 14, 2014 relating to the consolidated financial statements, which appears in Audience, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 29, 2014